As filed with the Securities and Exchange Commission on August 6, 2010
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

MCAFEE, INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0316593
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
3965 Freedom Circle
Santa Clara, California 95054
(408) 988-3832
(Address, including zip code and telephone number, of principal executive offices)

McAfee, Inc. 2010 Equity Incentive Plan
McAfee, Inc. 2010 Director Equity Plan

Mark D. Cochran
Executive Vice President and Chief Legal Officer/General Counsel
McAfee, Inc.
3965 Freedom Circle
Santa Clara, California 95054
(Name and address of agent for service)

(408) 988-3832
(Telephone number, including area code, of agent for service)

Copy to:
Jeffrey D. Saper
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300
Please indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum Offering	Maximum Aggregate	Amount of
Title of Securities to be Registered	to be Registered	Price Per Share (1)	Offering Price	Registration Fee (2)
McAfee, Inc. common stock, par value $0.01 per share (“Common Stock”), to be issued under the McAfee, Inc. 2010 Equity Incentive Plan	31,039,505	$32.865	$1,020,113,331.83	$72,734.08
Common Stock to be issued under the McAfee, Inc. 2010 Director Equity Plan	1,102,958	$32.865	$36,248,714.67	$2,584.53

(1)	Estimated solely for calculating the fee pursuant to Rule 457(h) under the Securities Act on the basis of the average of the high and low prices of the Registrant’s common stock as reported on The New York Stock Exchange on August 3, 2010.

(2)	The Amount of Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, which states that the adjusted fee rate for fiscal 2010 shall be “$71.30 per $1 million” of the maximum aggregate price at which such securities are proposed to be offered. The registration fee is therefore calculated by multiplying the Proposed Maximum Aggregate Offering Price by 0.0000713.

MCAFEE, INC.
REGISTRATION STATEMENT ON FORM S-8
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents previously filed by McAfee, Inc. (the “Registrant,” “we,” “us” or the “Company”) with the Securities and Exchange Commission (the “SEC” or the “Commission”) are hereby incorporated by reference in this registration statement on Form S-8 (the “Registration Statement”) (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information):
A.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010;

B.	The Registrant’s Current Report on Form 8-K, filed with the SEC on April 29, 2010;

C.	The Registrant’s Current Report on Form 8-K, filed with the SEC on May 6, 2010;

D.	The Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on May 6, 2010;

E.	The Registrant’s Current Report on Form 8-K, filed with the SEC on June 23, 2010;

F.	The Registrant’s Current Report on Form 8-K, filed with the SEC on June 29, 2010; and

G.	The Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 6, 2010.
     In addition, the Registrant hereby incorporates by reference into this Registration Statement the description of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), contained in the registration statement on Form 8-A (File No. 001-31216) filed with the SEC on January 25, 2002, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.
     Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Our Certificate of Incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”), or (iv) for any transaction from which the director derived an improper personal benefit.
     Our Bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether we would have the power to indemnify him or her against such liability under the DGCL. We currently have secured such insurance on behalf of our employees, officers and directors.
     We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our Bylaws. Subject to certain conditions, these agreements, among other things, indemnify our directors and officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the company, arising out of such person’s services as a director or officer of the company, any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
     Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Exchange Act. Our Certificate of Incorporation and Bylaws provide for indemnification of our officers, directors, employees and other agents to the maximum extent permitted by Section 145 of the DGCL.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.
     Not applicable.

ITEM 8.	EXHIBITS.

Exhibit
Number	Description
4.1	McAfee, Inc. 2010 Equity Incentive Plan and forms of agreement thereunder (which is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 23, 2010).

4.2	McAfee, Inc. 2010 Director Equity Plan and forms of agreement thereunder (which is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 23, 2010).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

ITEM 9.	UNDERTAKINGS.
     A. The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on August 6, 2010.

MCAFEE, INC.
By:	/s/ Mark Cochran
Mark D. Cochran
Executive Vice President & Chief Legal Officer/General Counsel

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith S. Krzeminski and Mark D. Cochran, jointly and severally, his or her attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their capacities and on August 6, 2010.

Signature	Title

/s/ David G. DeWalt David G. DeWalt	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Jonathan Chadwick Jonathan Chadwick	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Keith S. Krzeminski Keith S. Krzeminski	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)

/s/ Charles J. Robel Charles J. Robel	Chairman of the Board of Directors

/s/ Carl Bass Carl Bass	Director

/s/ Thomas E. Darcy Thomas E. Darcy	Director

/s/ Leslie G. Denend Leslie G. Denend	Director

/s/ Jeffrey A. Miller Jeffrey A. Miller	Director

Signature	Title

/s/ Lorrie M. Norrington Lorrie M. Norrington	Director

/s/ Denis J. O’Leary Denis J. O’Leary	Director

/s/ Robert W. Pangia Robert W. Pangia	Director

/s/ Anthony Zingale Anthony Zingale	Director

MCAFEE, INC.
REGISTRATION STATEMENT ON FORM S-8
INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	McAfee, Inc. 2010 Equity Incentive Plan and forms of agreement thereunder (which is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 23, 2010).

4.2	McAfee, Inc. 2010 Director Equity Plan and forms of agreement thereunder (which is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 23, 2010).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).